Exhibit 4.4

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of August 5, 2020, between Nano Dimension Ltd., an Israeli corporation (the “Company”), and Stern YOI Ltd. Partnership (including its successors and assigns, “YOI” or the “Purchaser”), from Carson City, Nevada 89703

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement (as defined below), each representing fifty (50) Ordinary Shares.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel, or any day on which banking institutions in the State of New York or the State of Israel are authorized or required by law or other governmental action to close; provided, however, that, for calculating a Business Day, any action to be taken by the Company hereunder, a Friday as of and after 1:00 p.m. (Tel Aviv time) shall not be considered a Business Day.

“Closing(s)” means the closing(s) of the purchase and sale of the Warrants pursuant to Section 2.1.

“Closing Date” means , respectively, the date of the First Closing or the date of any Subsequent Closing, and means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Series A Subscription Amount or Series B Subscription Amount, as to the applicable Closing and (ii) the Company’s obligations to deliver the Warrants as to the applicable Closing, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Deposit Agreement” means the amended and restated Deposit Agreement dated as of April 15, 2019, among the Company, The Bank of New York Mellon as Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Closing” means the closing of the purchase and sale of the Series A Warrants pursuant to Section 2.1.

“Fully Diluted” means the Company’s issued and outstanding share capital, including options, warrants (including Series A and Series B Warrants), convertible securities and any other securities convertible into or exchangeable for Ordinary Shares of the Company, deemed converted or exercised, as applicable, in the aggregate.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Ordinary Share(s)” means the ordinary shares of the Company, par value NIS 0.10 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Per Series A Warrant Purchase Price” equals $0.02 subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs and/or the Ordinary Shares that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition) pending or, to the Company’s knowledge, threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(e).

“Securities” means the Warrants, the Warrant ADSs, and ADSs.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Ordinary Shares and/or ADSs).

“Series A Subscription Amount” means the aggregate amount to be paid for Warrants purchased hereunder as specified below the Purchaser’s name on the signature page of this Agreement and next to the heading “Series A Subscription Amount,” in United States dollars and in immediately available funds.

“Series A Warrant” means the Series A American Depositary Shares purchase warrants delivered to the Purchaser at the Closing in accordance with Section 2.2(a) hereof, in the form of Exhibit A-1 attached hereto.

“Series B Subscription Amount” means $50,000 in the aggregate, assuming the purchase of a single Series B Warrant reflecting the proposed purchase of all Tranches (as defined below) or a pro-rated QPT Percentage (for illustration purposes, in the event that Purchaser elects to purchase a Series B Warrant reflecting a QPT Percentage of 3%, then the Series B Subscription Amount for such Series B Warrant shall be (A) $50,000, multiplied by (B)(x) 3 divided by (y) 10).

“Series B Warrant” means, collectively, the Series B American Depositary Shares purchase warrants delivered to the Purchaser at a Subsequent Closing in accordance with Section 2.2(a) hereof, in the form of Exhibit A-2 attached hereto, to purchase the Series B Warrant Shares.

“Series B Warrant Shares” means, collectively, such number of ADSs issuable under the Series B Warrants, and further in accordance with the terms of section 2.1(b) below.

“Shareholder Approval” means approval of the shareholders of the Company of the transaction contemplated by this Agreement by a Special Majority.

“Special Majority” means the affirmative vote of at least a majority of the votes of Company’s shareholders present and voting at a general meeting, provided that either (i) such a majority includes at least the majority of the votes of shareholders who (a) are not controlling shareholders of the Company and (b) do not have personal interest in the approval of the proposal (abstentions will not be taken into account); or (ii) the total number of votes against such proposal among the shareholders mentioned in clause (i) above does not exceed two percent (2%) of the total voting rights in the Company

“Subsequent Closing” means the closing of the purchase and sale of the Series B Warrants pursuant to Section 2.1.

“Subsequent Closing Purchase Notice” means the notice provided by the Purchaser pursuant to Section 2.2.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the ADSs are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrant ADSs” means ADSs representing Warrant Shares.

“Warrants” means the Series A Warrants and the Series B Warrants.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing.

(a) On each Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, the Warrants. Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to the Purchaser’s Series A Subscription Amount as to the applicable Closing, and the Company shall deliver to the Purchaser the Warrants, as determined pursuant to Section 2.2(a), and the Company and the Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the applicable Closing. The Closings shall take place in several stages (respectively, the “First Closing” and the “Subsequent Closing(s)”).

(b) At any time after the First Closing and so long as the Purchaser is employed by the Company or is a member of the Company’s board of directors, the Purchaser may, in its sole determination, elect to purchase one or more Series B Warrants in a Subsequent Closing or a series of Subsequent Closings (“Tranche” and together “Tranches”) whereby in each such Tranche, Purchaser shall indicate the desired coverage for the respective Series B Warrant by providing the desired quantity per Tranche in the form of percentage of the Company’s share capital on a Fully Diluted basis (calculated at the time of purchase of the respective Series B Warrant) Purchaser desires to include under such Tranche (the “QPT Percentage”). At each Subsequent Closing of each Tranche, and payment of the applicable portion of the Series B Subscription Amount, Company shall issue Purchaser with a Series B Warrant for such number of underlying shares reflecting the elected QPT Percentage per such Tranche., provided that the total QPT Percentage elected by Purchaser under Series B Warrants issuable upon series of purchases in all Tranches of these Series B Warrants shall not exceed, in the aggregate, 10, as a figure.

For illustration purposes, in the event that Purchaser had purchased a Series B Warrant where Purchaser requested to have a QPT Percentage equal to 5%, then Purchaser may thereafter (but is not obligated), for example, (i) purchase one additional Series B Warrant with a QPT Percentage of 5% of the then applicable Company’s share capital on a Fully Diluted Basis, or, (ii) purchase in a series of 9 additional Tranches, additional 9 Series B Warrants, each of QPT Percentage of 1%; whereby the Company’s share capital on a Fully Diluted Basis for determining the number of shares regarding each such Tranche under example (ii) shall be as of the Subsequent Closing of each such Tranche), so that the aggregate QPT Percentage of all Tranches, as figures, will amount to no more than 10. . Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, each Closing shall occur at the offices of Sullivan & Worcester, LLP, located at 1633 Broadway, New York, New York 10019, or such other location as the parties shall mutually agree.

2.2 Deliveries.

(c) On or prior to each Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) as to the First Closing, this Agreement duly executed by the Company;

(ii) as to the First Closing, a Series A Warrant registered in the name of such Purchaser to purchase up to a number of ADSs equal to the Purchaser’s Series A Subscription Amount divided by the Per Series A Warrant Purchase Price; and

(iii) as to each Subsequent Closing, a Series B Warrant registered in the name of such Purchaser.

(b) On or prior to each Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) as to the First Closing, this Agreement duly executed by the Purchaser;

(ii) as to each Subsequent Closing, a Subsequent Closing Purchase Notice in the form attached hereto with respect to the Series B Warrant, which may only be delivered by the Purchaser during such time that the Company’s insider trading policy, in place from time to time, does not restrict the Holder from transacting in the Company’s securities; and

(iii) the Purchaser’s Series A Subscription Amount or Series B Subscription Amount, as applicable, by wire transfer to the account specified in writing by the Company.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement; and

(iv) Shareholder Approval shall have been obtained.

(b) The respective obligations of the Purchaser hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement; and

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

(a) Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, including the issuance of the Securities, has been duly authorized by all necessary action on the part of the Company. This Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Issuance of the Warrant Shares. The Warrant Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Warrants are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized share capital the maximum number of Ordinary Shares issuable pursuant to this Agreement.

(d) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. The Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. The Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Experience of The Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d) Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment

(e) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

(f) Purchaser Status.  At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either:

(i) if the Purchaser is located outside of the State of Israel, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(5), (a)(6), (a)(7) or (a)(8) under the Securities Act; or

(ii) if the Purchaser is located in the State of Israel, (A) an Israeli investor which falls within the scope of one of the criteria of Qualified Investor pursuant to the First Addendum of the Securities Law and (B) located outside the United States and not a “U.S. Person” as defined in Rule 902 under the Securities Act.

At the time such Purchaser was offered the Securities, it was not, and as of the date hereof it is not, and on each date on which it exercises any Warrants, it will not be an Enemy of Israel (as such term is defined under the Israeli Trading with the Enemy Ordinance of 1939) nor acting on behalf of or for the benefit of such.

(g) General Solicitation.  The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Purchaser, any other general solicitation or general advertisement.

(h) No Governmental Review. The Purchaser understands that no Israeli or United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Legends; Resale.

(a) The Securities may only be disposed of in compliance with U.S. state and U.S. federal securities laws. In connection with any transfer of Securities other than pursuant to an effective Registration Statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b) The Purchaser agrees to the imprinting, so long as required by this Section 4.1, of a legend on the Securities substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

4.2 Resale Registration. The Company shall prepare and file with the Commission a registration statement (a “Registration Statement”) covering the non-underwritten resale of all of the Warrant ADSs by the 60th calendar day following the date hereof. The Company shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Warrant ADSs covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144 or otherwise, or (ii) (A) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and (B)(I) may be sold without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, or (II) the Company is in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Depositary.

4.3 Securities Laws Disclosure; Publicity. If required pursuant to all applicable laws, the Company (a) may, by the Disclosure Time issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) shall file a Report on Form 6-K, including, to the extent required, the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and the Purchaser or any of their Affiliates on the other hand, shall terminate. The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not be required to obtain the approval of the Purchaser for any press releases not associated with the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.4 Certain Transactions and Confidentiality. The Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3.  The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.3, the Purchaser will maintain the confidentiality of the existence and terms of such transactions.

4.5 Form D; Blue Sky Filings. The Company agrees to timely file a Form D, if required by applicable law, with respect to the Securities as may be required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, if necessary, and shall provide evidence of such actions promptly upon request of any Purchaser.

ARTICLE V.
MISCELLANEOUS

5.1 Termination.  This Agreement may be terminated by the Purchaser, as to the Purchaser’s obligations hereunder only by written notice to the other parties, if the Closing has not been consummated on or before the fifth (5th) day following the date hereof; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Depositary fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser, or in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon the Purchaser and holder of Securities and the Company.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may not assign any or all of its rights under this Agreement to any Person without the prior written consent of the Company, and provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the State of Israel. Each party hereby irrevocably submits to the exclusive jurisdiction of the State of Israel for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement).

5.10 Survival. The representations and warranties of the Purchaser contained herein shall survive the Closing and the delivery of the Warrants until the exercise of all of the Warrants, and in any instance for a period of at least two (2) years from the Closing.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken, or such right may be exercised on the next succeeding Business Day.

5.14 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and Ordinary Shares in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares and ADSs that occur after the date of this Agreement.

5.15 Avoidance of Purchasing a Controlling Interest Unless by way of Special Tender Offering. Purchaser understands and undertakes not to purchase and/or hold following the closing of this Agreement, alone or in cooperation with others, directly or indirectly, more than twenty five percent (25%) of the outstanding share capital of the Company, unless through a special tender offering aimed towards the rest of the shareholders of the Company at that time. The Purchaser represents and understands the implications under Israeli law of not abiding by this paragraph’s provisions, among others, any such purchase or holding of such shares shall result in these shares become dormant and will not confer any rights to their holders.

5.16 SEC Reporting Obligations. Purchaser acknowledges and agrees that he may be subject to reporting requirements of Sections 13 promulgated under the Exchange Act, and covenants and agrees it shall comply with all such requirements, as applicable.

5.17 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NANO DIMENSION LTD.		Address for Notice:
2 Ilan Ramon St., Ness Ziona 7403635, Israel

By:	/s/ Yael Sandler	E-mail:
Name: Yael Sandler
Title: Chief Financial Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO NNDM SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Securities Purchase Agreement to be duly executed by its respective authorized signatories as of the date first indicated above.

Name of Purchaser: Stern YOI Ltd. Partnership

Signature of Authorized Signatory of Purchaser: /s/ Stern YOI Ltd. Partnership

Name of Authorized Signatory: Yoav Stern

Title of Authorized Signatory: Managing Member

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Series A Subscription Amount: $150,000

Warrants: 6,880,402 ADSs

EIN Number:

SUBSEQUENT CLOSING PURCHASE NOTICE

IN WITNESS WHEREOF, the undersigned has caused this Subsequent Closing Purchase Notice to be duly executed by its respective authorized signatories as of the date indicated below.

Date: ____________________________

Name of Purchaser: Stern YOI Ltd. Partnership

Signature of Authorized Signatory of Purchaser: _________________________________

Name of Authorized Signatory: Yoav Stern

Title of Authorized Signatory: Managing Member

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Series B Subscription Amount: $_____

Warrants: _____ ADSs

EIN Number: